Exhibit 11

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Offering Circular on Form 1-A of our reports dated July 18, 2025 and August 7, 2026 with respect to the financial statements of Greenfield Robotics Corporation for the years ended December 31, 2024 and 2025, respectively.

/s/ Mongio and Associates CPAs, LLC

Miami, FL

August 7, 2026